                                                                   EXHIBIT 10.14

                                FARMOUT AGREEMENT

      THIS AGREEMENT, made and entered into this the 2nd day of November 2004, by and between ADDINGTON EXPLORATION, LLC., 2501 Broadway St, Catlettsburg, Kentucky 41129, hereinafter referred to as "ADDINGTON", and BPI Industries, Inc., 501 East DeYoung Street, Marion, Illinois 62959 hereinafter referred to as "FARMEE".

      WITNESSETH, THAT:

      WHEREAS, ADDINGTON is the owner of the following Coal Seam Gas Leases, hereinafter called Farmout Tract;

      Coal Seam Gas lease dated February 1, 1999, recorded March 15, 1999, in Book 455, at pages 183-200, by and between Meadowlark Farms, Inc., as Lessor, and Addington, as Lessee, and pertaining to 22,997 acres located in Perry County, Illinois, as more specifically described in said lease.

      Coal Seam Gas lease dated February 1, 1999, recorded March 15, 1999 in Book 1036, at pages 218-224, by and between Meadowlark Farms, Inc., as Lessor, and Addington, as Lessee, and pertaining to 41,253 acres located in Macoupin County, Illinois, as more specifically described in said lease.

      WHEREAS, ADDINGTON has agreed to assign to FARMEE and FARMEE has agreed to accept from ADDINGTON the aforesaid Coal Seam Gas Leases which includes coal bed methane gas, coal bed gas, methane gas, gob gas, occluded natural gas in any formation or other naturally occurring gases contained in or associated with any coal seam, hereinafter referred to as "Gas".

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, it is agreed by and between the parties hereto as follows:

      1. TITLES. ADDINGTON does not warrant the title to the Farmout Tract but it shall, upon request, make available to FARMEE such abstracts and other documents, without warranty or liability, as it has in its files together with copies of the lease and all intermediate assignments thereof. There shall be no obligation on the part of ADDINGTON to secure new or supplemental abstracts nor secure any curative instruments in connection with the title to said Farmout Tract. Furthermore, FARMEE shall furnish to ADDINGTON free of all costs copies of all abstracts or title opinions FARMEE acquires on the Farmout Tract. ADDINGTON agrees to assign any prior warranties of title it received in the lease.

      2. INSURANCE. All operations shall be at the sole risk, cost and expense of FARMEE and ADDINGTON shall not be subject to any obligation or liability whatsoever in connection therewith. While operations are being conducted hereunder on the lands subject hereto, FARMEE agrees to acquire and/or maintain adequate Worker's Compensation, and a minimum of Five Million Dollars ($5,000,000) of Comprehensive General Liability, Excess Liability and Automobile Liability Insurance. FARMEE further agrees to name ADDINGTON as an additional insured under such insurance policies and further agrees to secure a waiver of subrogation in favor of ADDINGTON under each of the insurance policies noted above.

FARMEE shall provide ADDINGTON with current copies of said Certificates of Insurance, so as to have on file with ADDINGTON current copies at all times during the term of this Agreement. FARMEE shall notify ADDINGTON immediately of any changes in its insurance coverage. Each insurance carrier shall agree to give ADDINGTON ten (10) days notice prior to the cancellation or material change of said insurance policies.

      3. INFORMATION CONCERNING WELLS.

      FARMEE shall furnish ADDINGTON information for any wells drilled by FARMEE on the Farmout Tract. All well(s) drilled on the Farmout Tract shall be at legal locations as approved by the Illinois Department of Natural Resources. Refer to Exhibit 'A', Geological and Drilling Requirements, for further details.

      4. PROTECTION OF LEASES.

      FARMEE agrees to preserve and protect the leasehold estate to be assigned to FARMEE hereunder, in full compliance with the express and implied terms, conditions and covenants thereof, and give to ADDINGTON the full right to enforce all of the terms and conditions of said lease, both express and implied, either alone or in conjunction with the mineral owners. FARMEE agrees to protect and preserve said estate from any and all liens, judgments and any other claims whatsoever. Should FARMEE fail to comply with any of the terms and provisions hereof, ADDINGTON, in addition to any other relief to which it may be entitled, may demand a reassignment of the interest transferred, or any portion thereof, as provided for herein, and FARMEE shall thereupon execute and deliver to ADDINGTON an assignment covering the interest assigned hereunder to FARMEE in the Farmout Tract and FARMEE shall warrant title against the claims and demands of any and all persons claiming by, through or under FARMEE.

      5. SURRENDER, EXPIRATION OR ABANDONMENT.

      In the event FARMEE, or its successors or assigns, hereafter desires to surrender, let expire or abandon all or any portion of the Farmout Tract, FARMEE agrees to give ADDINGTON at least sixty (60) days notice in writing of its intention to so surrender, let expire or abandon and shall, if requested to do so by ADDINGTON, reassign said Farmout Tract insofar as it covers the portion being surrendered, expiring or abandoned to ADDINGTON free of any encumbrances suffered by, through or under FARMEE, in which event ADDINGTON shall have the option if it so desires to purchase any casing and other equipment in any well or wells that may be situated thereon at the prevailing market price for second hand material of like quality and kind.

      6. PAYMENTS.

      In the event prior to the delivery of an assignment by ADDINGTON to FARMEE hereunder any payments necessary to maintain the Farmout Tract in force and effect should become due, ADDINGTON shall make such payments and FARMEE shall reimburse ADDINGTON for the total amount thereof within thirty (30) days after receiving ADDINGTON's billing therefore.

      Should FARMEE desire to cease payments necessary to maintain the Farmout Tract, or any portion thereof, in force and effect or should FARMEE desire that ADDINGTON cease to make such payments for the account of FARMEE, FARMEE shall give notice thereof to ADDINGTON in writing no less than sixty (60) days prior to the due date of such payments and upon request by ADDINGTON, FARMEE shall immediately assign all of its right, title and interest in and to the Farmout Tract which requires such payment to ADDINGTON without warranty of title except against the claims and demands of any and all persons claiming by, through, or under FARMEE.

      If ADDINGTON, through mistake, oversight or inadvertence fails to make any payments necessary to maintain the Farmout Tract in force and effect as required hereunder, there shall be no liability on the part of ADDINGTON acting in good faith.

      7. PERFORMANCE.

      If initial testing of any well or wells drilled under the terms of this Agreement proves to be capable of producing Gas in commercial quantities, it, or they, shall be equipped for production by FARMEE. The maximum lime for sales of production from this farmout acreage shall commence within 24 months after the initial 36-month evaluation period. If any well proves to be incapable of producing Gas in commercial quantities, FARMEE shall plug and abandon same in accordance with the rules and regulations of any regulatory body having jurisdiction. FARMEE shall restore the premises to its original contour as nearly as practicable and settle and dispose of all claims for damage including but not limited to grass, crops and the surface of the land, as to all disturbances caused by FARMEE.

      If and when FARMEE has completed any well drilled as a producer of Gas in the manner and within the time herein provided into the pipeline and has otherwise complied with and performed all the other terms, covenants and conditions herein made binding upon FARMEE, ADDINGTON shall execute and deliver to FARMEE an assignment of its right, title and interest in and to the Farmout Tract, subject to the terms of this Agreement and in the form attached as Exhibit 'B', insofar only as said Farmout Tract covers and is limited to all depths and formations underlying said lands from the surface to Fifty (50) feet below the deepest coal seam, namely the Bidwell seam, lying approximately 800'-1000' below the surface, penetrated or underlying said well and rights to ADDINGTON's leasehold within the one hundred sixty (160) acre quarter section surrounding each well in the event the well is a vertical well, or each quarter section penetrated by the wellbore to total depth in the event the well is a horizontal well.

      ADDINGTON and FARMEE recognize if FARMEE earns rights as set forth herein above, such earning of rights may result in the formation of overlapping squares. In the event of this occurrence, ADDINGTON and FARMEE agree previously drilled and completed wells, and the acreage allocated thereto, shall take precedence over subsequently drilled and completed wells whose acreage overlaps therewith. In this event, the acreage assigned to FARMEE for such subsequently drilled well shall exclude that portion of acreage that fails within the boundaries of a square which would be applicable to a previously drilled and completed well(s).

      The assignment shall specifically refer to depths and formations assigned and be subject to the terms and conditions of this agreement. In addition, said assignment shall be without warranty, express or implied, but shall assign unto FARMEE all warranties of title it received in the lease(s), and shall reserve unto ADDINGTON a Three percent (3%) of 8/8ths overriding royalty on the gas sold of Gas produced and sold from that portion of the Farmout Tract so assigned, or any renewals, extensions or modifications of any lease covering the Farmout Tract taken within two years of its expiration; which interest shall be free from any and all costs or charges whatsoever, including without limitation, costs of gathering, compression, or marketing, and based on the highest price attainable in an arms length transaction.

      The overriding royalty on the Gas payable by FARMEE, in those cases where FARMEE enters into a gas sales contract for the sale of Gas produced from or attributable to the Farmout Tract with a purchaser which is owned or controlled by, is an affiliate or subsidiary of FARMEE, or of which FARMEE is a subsidiary, shall be calculated and paid on the basis of the market value of the gas using the Appalachian Basin Index as a basis. Further, should FARMEE pre-sell, pledge or otherwise commit the gas produced from the Farmout Tract for a period of more than twelve months, it shall nevertheless make payment of the overriding royalty based on the current market value of the gas using the Appalachian Basin Index as a basis. Should FARMEE pre-sell, pledge or otherwise commit the Gas produced from the Farmout Tract for a period of less than twelve months, it shall nevertheless make payment of the overriding royalty based on the actual price received for Gas delivered provided the Gas is sold in an arms length transaction.

      ADDINGTON, upon notice in writing to FARMEE shall have the right to audit FARMEE's accounts and records. ADDINGTON's right to audit shall be limited to those accounts and records pertaining to this agreement, including without limitation, all accounts and records regarding income, expenses and production from the farmout premises, relating to the Overriding Royalty for any calendar year within the twenty-four (24) month period following the end of such calendar year. FARMEE shall bear no portion of the audit cost incurred under this paragraph. Audits shall not be conducted more than once each year without prior approval of FARMEE and shall be made at the expense of ADDINGTON. FARMEE shall reply in writing to an audit report within 180 days after receipt of such report. Any applicable statute of limitation related to matters contained in the audit report shall be tolled during any period after which the report has been furnished to FARMEE and until the FARMEE shall reply in writing to such report.

      FARMEE agrees to indemnify and hold ADDINGTON harmless from any claim(s), demand(s) or lien(s) asserted by any person or persons pursuant to FARMEE's operations and to pay promptly all invoices for labor, materials and other items as they occur.

      As a condition precedent to ADDINGTON's obligation to perform in accordance with the provisions of Article 7 hereof, FARMEE shall furnish evidence satisfactory to ADDINGTON that all bills have been paid in connection with said test well or wells.

      8. DEFAULT. If FARMEE is in breach of the terms of this agreement and after proper notice as set out herein, ADDINGTON, at its option, may terminate this agreement; provided, that in so doing ADDINGTON shall not waive or otherwise be precluded from exercising any other rights or remedies, at law or in equity, which it may have for the breach of this agreement by FARMEE or for FARMEE's failure to perform under this agreement in whole or in part. ADDINGTON shall give the FARMEE written notice by certified letter fully describing the breach or default. After receipt of the written notice, the FARMEE shall have fifteen (15) days in which to commence satisfactory actions. Once satisfactory actions are commenced, the FARMEE shall then have thirty (30) days to fully remedy the breach or default.

      9. OTHER CONDITIONS.

      A. As initial consideration for this agreement, FARMEE shall pay to ADDINGTON One Hundred Thousand Dollars ($100,000.00) for the leasehold farmed out hereunder upon execution of the Farmout Agreement. For purposes of this agreement the Farmout Tract shall be considered as containing 64,250 acres, whether actually more or less.

      B. This Agreement will be in force for an initial period of 36 months from the date hereof, hereinafter called the "Evaluation Period", during which time FARMEE may test and evaluate the properties subject to this agreement to determine coal thickness, permeability, porosity, and related gas content. FARMEE may conduct any tests that it feels are necessary to meet the requirements of this agreement including drilling test wells as necessary to conduct its tests. Any test wells drilled that are capable of producing Gas may be placed into production, at the option of FARMEE.

      C. At any time on or before the termination of the Evaluation Period, FARMEE may request from ADDINGTON an extension of this agreement in order to produce Gas. Provided FARMEE has evaluated the properties in a good and workman like manner, has not created a nuisance nor environmental damage and has otherwise performed as a prudent operator, ADDINGTON shall grant an extension, hereinafter called the "Development Period", of this Agreement under the following terms.

                  a. FARMEE shall pay to ADDINGTON an initial rental for the Development Period of this Agreement for the first (1st) year of the Development Period of $0.50 per acre for every acre that FARMEE desires to retain during the Development Period. FARMEE shall be given credit for each quarter section where a vertical well or wells have been drilled and each quarter section penetrated (in whole or in part) by the wellbore for each horizontal well drilled and which wells have been put into production during the Evaluation Period in which case FARMEE shall not be required to pay the rental for the Development Period for the acreage in production. For every year after the first year, there will be an increase of $0.50 per acre per year for all unearned acreage relating to both vertical and horizontal wells. Refer to the following table:

   YEAR OF DEVELOPMENT
PERIOD FROM THE EFFECTIVE
     DATE OF FARMOUT
        AGREEMENT           RENTAL PER YEAR FOR UNEARNED ACREAGE
-------------------------   ------------------------------------
1st year                                  $0.50

2nd year                                  $1.00

3rd year                                  $1.50

4th year                                  $2.00

5th year and beyond                       $2.50

                  b. Upon completion of drilling to TD of three hundred twenty-five (325) vertical wells, the Farmout Tract shall be considered fully developed under the term of this Agreement. ADDINGTON shall deliver to FARMEE an assignment of the balance of the Farmout Tract.

      D. FARMEE shall have ninety (90) days from the signing of this Farmout Agreement in which to review title to the lease. Should there be a title failure, or any order from a court of final jurisdiction, which would prevent FARMEE from drilling on the Farmout Tract, and if ADDINGTON is unable to cure the title failure to FARMEE's satisfaction within thirty (30) days of receipt of notice of said title failure, ADDINGTON shall reimburse FARMEE the bonus paid upon execution of this Agreement for that portion of the Farmout Tract on which there is title failure. This Farmout Agreement shall thereafter be null and void as to that portion of the Farmout Tract on which there is a title failure. Title failure shall be defined as title less perfect than marketable title for the tract in question.

      E. FARMEE agrees to comply with the Shut-In Gas provisions as set out in the coal seam gas leases under Section 3 c.

      F. FARMEE acknowledges that ADDINGTON is not the owner of the surface of the lands farmed out hereunder and FARMEE shall be totally responsible for acquiring any surface rights that are necessary to accomplish the terms of this agreement.

      10. NOTICE. All notices and information to be given or supplied pursuant to the foregoing provisions shall be given at the following addresses:

      ADDINGTON EXPLORATION LLC.                BPI INDUSTRIES, INC.
      2501 Broadway St.                         501 East DeYoung Street
      Catlettsburg, KY  41129                   Marion, IL  62959
      Ph: 606-739-8054                          Ph: 618-993-1460
      Fax: 606-739-9158                         Fax: 618-993-1360

      11. EFFECT OF AGREEMENT. The terms, covenants and conditions of this agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors or assigns; and said terms, covenants and conditions shall be covenants running with the Farmout Tract covered hereby and with each transfer or assignment of said Farmout Tract.

      This agreement is subject to all valid and applicable federal, state and local laws and the rules and regulations of any regulatory body or authority having jurisdiction thereof, and all development and operations hereunder shall be conducted in conformity therewith.

      This agreement is not intended to create and nothing contained herein shall be construed to create an association, trust, joint venture, mining partnership, or other partnership or entity of any kind, nor to constitute FARMEE the agent of ADDINGTON.

      12. COMPLIANCE WITH LAWS AND REGULATIONS. FARMEE covenants that all work performed hereunder shall comply with and is subject to all valid and applicable federal, state and local laws and the rules and regulations of any regulatory body or authority having jurisdiction thereof, and all development and operations hereunder shall be conducted in conformity therewith including, without limitation, The Occupational Safety and Health Act of 1970 (29 U.S.C. 651, et Seq.); Hazardous Materials Transportation Uniform Safety Act of 1990 (49 U.S.C. 1801, et seq.); Equal Opportunity: E.O. 11246 and 41 CFR 60-1.4 and 60-1.7; The Americans with Disabilities Act of 1990 (42 U.S.C. 12101, et seq.); Utilization of Minority Business Enterprises: E.O. 1625 and 41 CFR Subpart 1-1: 13; Age discrimination: E.O. 111412; and Employment of Veterans: E.O. 11701 and 41 CFR 50-250.4, which provisions are incorporated by reference. FARMEE shall indemnify ADDINGTON, its parent corporations, subsidiaries, affiliates, successors and assigns, and its and their directors, officers, shareholders, employees and agents, against any damages, penalties, costs or expenses incurred in connection with any alleged violation of any federal, state law or local law or regulation with regard to FARMEE' performance of this agreement.

      13. ASSIGNABILITY. FARMEE shall not assign this agreement in whole or in part without the written consent of ADDINGTON. Nothing in this paragraph shall prevent FARMEE from assigning the right to drill and produce coal mine gas wells to a subsidiary or a sister or parent company, provided however ADDINGTON shall be notified of the pending assignment prior to actual assignment of said right to drill and produce coal mine gas wells.

      14. RECORDING. This Farmout Agreement shall not be recorded in the County Records without the express written permission of the parties hereto.

      15. EXECUTION OF AGREEMENT. This agreement shall be null and void at the option of ADDINGTON unless one (1) fully executed copy is returned to ADDINGTON at the above address within ten (10) days from the date first stated herein.

      16. Executed as of the date first set out above.

ADDINGTON EXPLORATION, INC.              BPI INDUSTRIES, INC.

By: /s/  Michael J. Robinson             By: /s/ James Azlein
    ----------------------------             -----------------------------------
Michael J. Robinson                      James Azlein
Its: General Manager                     Its: President
                                         Accepted this 2nd day of November 2004.

                                   EXHIBIT 'A'
                      DRILLING AND GEOLOGICAL REQUIREMENTS

Attached to and made a part of that certain Farmout Agreement dated November 2, 2004 by and between ADDINGTON EXPLORATION, LLC. (ADDINGTON) and BPI INDUSTRIES, INC. (FARMEE).

      I. Any well drilled pursuant to the terms and conditions hereinafter stated and of the agreement to which this exhibit is attached shall be located and drilled in compliance with all federal and state laws, executive orders, rules and regulations of any legally constituted regulatory body of the state in which operations are being performed and any other governing body having jurisdiction thereof.

      II. Without ADDINGTON's prior written consent, FARMEE shall not divulge any information obtained from operations hereunder to any third party other than a party owning an interest under this Agreement or to a governmental authority having jurisdiction. ADDINGTON conveys the ability to FARMEE to disclose necessary information to its' employees, consultants and contracted service companies.

      III. Prior to the date that any well is commenced under this agreement, FARMEE shall furnish to ADDINGTON a copy of the permit to drill the well and its accompanying location plat. FARMEE shall inform ADDINGTON of the expected time of spud of any well drilled hereunder twenty-four (24) hours in advance in such spud.

      IV. During the course of the drilling and completion of any well, ADDINGTON or its authorized representatives shall at all times have access to the well and derrick floor. ADDINGTON shall at all times have access to the lands covered hereby to inspect operations thereon and FARMEE, upon request, shall furnish ADDINGTON full information in regard thereto.

      V. Casing shall be properly set and the well tested and such other preparations made as necessary to conduct satisfactory tests of the showing or showings. Operator shall properly test each prospective coal seam gas horizon and, upon encountering such horizon in the drilling of any well, shall notify ADDINGTON when such horizon is to be tested and shall allow ADDINGTON sufficient time to have a representative present when such horizon is tested. FARMEE also agrees to notify ADDINGTON in ample time to have a representative present when conducting electrical wireline surveys. If the information from any electrical wireline survey, made either before or after contract depth has been reached, and considered by itself or in conjunction with other indications or evidence from cuttings, cores or showings, makes the formation appear promising of being a prospective coal seam gas horizon, FARMEE, in it's sole judgment, shall properly test such horizon if it was not adequately tested at the time it was penetrated.

      VI.   With respect to any well drilled hereunder, FARMEE shall:

                  a.) Furnish ADDINGTON one large-scale copy of all open-hole logs run through all formations of interest;

            Upon completion of any well drilled hereunder, FARMEE shall furnish ADDINGTON with two copies of all final wireline logs

                  b.)   Provide to ADDINGTON one copy of the following:

                        a.) Application for permit to drill, location plat and drilling permit

                        b.)   Monthly reports of coal seam gas production

                  c.) Furnish to ADDINGTON, upon request, such additional information as it may reasonably require relative to any phase of the operations conducted pursuant to this Agreement. ADDINGTON shall have access to and copies of any geophysical data or seismic surveys which are conducted on or across the lease acreage during the term of this Agreement. ADDINGTON shall have free access during customary business hours to all records relative to such operations.

      VII. All logs, reports and other information required under this provision shall be addressed to Mr. Mike Robinson.

                        2501 Broadway Street
                        Catlettsburg, KY  41129
                        Phone (day): (606) 739-8864 ext.301
                        Phone (night): (606) 781-9121
                        Fax: (606) 739-9158

                                   EXHIBIT "B"

Attached to and made a part of that certain Farmout Agreement dated _____________ 2004, by and between ADDINGTON EXPLORATION, LLC. and BPI INDUSTRIES, INC. (FARMEE).

                     ASSIGNMENT, BILL OF SALE AND CONVEYANCE

STATE OF ILLINOIS


COUNTY OF ______________

ADDINGTON EXPLORATION, LLC, whose address is 2501 Broadway, Catlettsburg, Kentucky 41129 ("Assignor"), for and in consideration of the sum of Ten and No/100ths Dollars ($10.00) and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, does hereby sell, transfer, assign and convey unto BPI INDUSTRIES, INC., whose address is 501 East DeYoung Street, Marion, Illinois 62959 ("Assignee"), effective as of ______________________, at 7:00 a.m. local time where each Property is located ("Effective Time") the following:

      (a) All of its' right, title and interest in and to the coal seam gas leases described in the attached Exhibit A (the "Leases"), and the lands covered by the Leases (the "Land"), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Land being a part thereof, all production from the pool or unit allocated to any of the Land, INSOFAR AND ONLY INSOFAR AS SAID LEASES COVER ONE HUNDRED SIXTY (160) ACRES (A QUARTER SECTION) FOR A VERTICAL WELL AND EACH QUARTER SECTION PENETRATED BY THE WELLBORE TO TOTAL DEPTH FOR A HORIZONTAL WELL SURROUNDING THE ___________________________ WELL AS FURTHER SHOWN ON THE ATTACHED PLAT LABELED EXHIBIT "__" and insofar and only insofar said leases cover and pertain to those coal-bearing formations from the surface to fifty feet (50') below the Bidwell seam which formation lies approximately 800'-1000' beneath the surface.

TO HAVE AND TO HOLD unto Assignees and its heirs, devisees, successors and assigns forever, but subject to the following:

1. That certain Farmout Agreement dated ________________.

2. All outstanding royalties, overriding royalties, other burdens on production, prior reservations, agreements, and other matters of record.

3. Assignor reserves, as an overriding royalty interest of three percent (3%) of 8/8ths of all gas sold. The foregoing reservation is subject to the following:
(a) If the lease covers less than all of the oil and gas in the above land or if Assignor should own less than all interest of the original lessee, the portion of production herein reserved as an overriding royalty shall be reduced proportionately; (b) This overriding royalty interest applies to any renewals, extensions or modifications of any lease covering Farmout Tract taken within two
(2) years of its expiration. (c) Assignor reserves the right to take its overriding royalty interest in kind.

Assignor warrants title to the leases hereinto assigned through itself, but through no other.

      TO HAVE AND TO HOLD the interest and rights herein conveyed, subject to the terms and conditions hereof, this Assignment shall be binding upon the inure to the benefit of Assignor and Assignee, their successors and assigns.

      IN WITNESS WHEREOF, the parties hereto have caused their names to be signed this ____ day of _______________, 2004.

WITNESS:                                ADDINGTON EXPLORATION, INC.

____________________________________    BY: ____________________________________
                                            Michael J. Robinson, General Manager

WITNESS:                                BPI INDUSTRIES, INC.

____________________________________    BY: ____________________________________
                                            James Azlein, President